Exhibit 99.1

ConocoPhillips Reports First-Quarter 2018 Results; Strong Performance on Delivering Disciplined Plan

HOUSTON--(BUSINESS WIRE)--April 26, 2018--ConocoPhillips (NYSE:COP) today reported first-quarter 2018 earnings of $0.9 billion, or $0.75 per share, compared with first-quarter 2017 earnings of $0.6 billion, or $0.47 per share. Excluding special items, first-quarter 2018 adjusted earnings were $1.1 billion, or $0.96 per share, compared with a first-quarter 2017 adjusted loss of $0.2 billion, or ($0.14) per share. Special items for the current quarter were primarily driven by premiums on early debt retirement and unrealized losses on Cenovus Energy equity, partially offset by favorable outcomes from pending claims and settlements.

Summary

  Achieved first-quarter production excluding Libya of 1,224 MBOED; year-over-year underlying production excluding the impact of closed and planned dispositions grew 4 percent overall and 26 percent on a production per debt-adjusted share basis.
  Grew year-over-year production in the Lower 48 Big 3 – Eagle Ford, Bakken and Delaware – by 20 percent.
  Increased quarterly dividend by 7.5 percent.
  Paid down $2.7 billion of balance sheet debt. Ended the quarter with $17.0 billion of debt and $5.0 billion of cash and cash equivalents.
  Increased planned share repurchases by 33 percent; repurchased $0.5 billion in the first quarter; on track for full-year share repurchases of $2 billion.
  Cash provided by operating activities exceeded capital expenditures, dividends and share repurchases.
  Acquired additional liquids-rich Montney acreage in Canada during the quarter and announced central Louisiana Austin Chalk entry.
  Successfully completed six-well exploration and appraisal drilling program in Alaska.

“We continue to differentiate ourselves by executing on our strategic, financial, and operational plans,” said Ryan Lance, chairman and chief executive officer. “We remain focused on creating value for our shareholders by maintaining discipline, following our priorities and staying committed to our returns-focused value proposition. We safely delivered our plan again this quarter, while generating a strong improvement in free cash flow, reducing our debt and returning over 30 percent of cash from operations to shareholders through our dividend and buyback program.”

First-Quarter Review

Production excluding Libya for the first quarter of 2018 was 1,224 thousand barrels of oil equivalent per day (MBOED), a decrease of 360 MBOED compared with the same period a year ago. The first-quarter volume impact from dispositions was 402 MBOED in 2017. Excluding the impact of dispositions, underlying production increased 42 MBOED, or 4 percent. The increase primarily came from ramp up of the Big 3 unconventional assets, which more than offset normal field decline. Production from Libya was 45 MBOED.

In Alaska, the encouraging results of three Willow appraisal wells support the previously announced estimate of a recoverable resource potential of more than 300 million barrels of oil, and three exploration wells represented new discoveries on the Western North Slope. GMT-1 development drilling commenced and the project is on track to deliver first oil in the fourth quarter of 2018. In Canada, the company increased its acreage position by more than 30 percent in the liquids-rich Montney and continued appraisal drilling, and Surmont began partial use of condensate diluent to improve netbacks. In Europe, progress continued at Aasta Hansteen and Clair Ridge, with both projects expected to deliver first production by the end of the year. In China, Bohai Phase 3 activities continued as planned. Off the northwest coast of Australia, the rig for the final phase of Bayu-Undan development was mobilized and drilling began in April. In the Lower 48, production from the company’s Big 3 unconventional assets grew 20 percent year-over-year. The company also announced its acquisition of early life-cycle unconventional acreage in the Austin Chalk in central Louisiana.

Earnings were higher compared with the first quarter of 2017 due to higher realized prices, reduced depreciation expense and lower exploration expense, partially offset by a first-quarter 2017 financial tax accounting benefit related to the Canada disposition. Adjusted earnings were improved compared with first-quarter 2017 primarily due to higher realized prices and reduced depreciation expense. The company’s total realized price was $50.49 per barrel of oil equivalent (BOE), compared with $36.18 per BOE in the first quarter of 2017, reflecting higher average realized prices on a more liquids-weighted portfolio.

For the quarter, cash provided by operating activities was $2.4 billion. Excluding a $0.1 billion change in working capital, ConocoPhillips generated $2.5 billion in cash from operations, exceeding $1.5 billion in capital expenditures and investments, $0.5 billion of repurchased shares, and $0.3 billion of dividends. In addition, the company paid $2.9 billion to reduce debt and sold $1.6 billion of short-term investments. After the quarter ended, the company received the final installment of the Ecuador arbitration award, as well as its first discretionary distribution from APLNG.

Outlook

Second-quarter 2018 production is expected to be 1,170 to 1,210 MBOED, which reflects seasonal turnarounds. The company increased full-year 2018 production guidance to 1,200 to 1,240 MBOED to reflect first-quarter outperformance and a change in disposition assumptions. These and other improvements more than offset the impact from a third-party gas pipeline in Malaysia that is now assumed to be out of service for the entire year. Production guidance excludes Libya.

The company’s 2018 capital guidance of $5.5 billion is unchanged. This guidance excludes acquisition investment for the previously announced $0.4 billion bolt-on transaction in Alaska and the $0.1 billion acquisition of additional acreage in the Montney in Canada. The company’s other full-year guidance items are also unchanged.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $71 billion of total assets, and approximately 11,200 employees as of March 31, 2018. Production excluding Libya averaged 1,224 MBOED for the three months ended March 31, 2018, and proved reserves were 5.0 billion BOE as of Dec. 31, 2017. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or technical difficulties in constructing, maintaining, or modifying company facilities; international monetary conditions and exchange rate fluctuations; our ability to liquidate the common stock issued to us by Cenovus Energy at prices we deem acceptable, or at all; our ability to complete the sale of our announced dispositions on the timeline currently anticipated, if at all; the possibility that regulatory approvals for our announced dispositions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of our announced dispositions or our remaining business; business disruptions during or following our announced dispositions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced dispositions in the manner and timeframe we currently anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We use the term "resource" in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis) and adjusted earnings per share.

The Company believes that the non-GAAP measure adjusted earnings (both on an aggregate and a per share basis) is useful to investors to help facilitate comparisons of the Company’s operating performance and controllable costs associated with the Company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provide a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company’s Board of Directors and management also use these non-GAAP measures to analyze the Company’s operating performance across periods when overseeing and managing the Company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included below.

The release also contains the terms underlying production, production per debt-adjusted share and free cash flow. Underlying production excludes Libya and closed and planned dispositions. Production per debt-adjusted share is calculated on an underlying production basis using ending period debt divided by ending share price plus ending shares outstanding. Free cash flow is cash provided by operating activities excluding operating working capital in excess of capital expenditures and investments. The Company believes that free cash flow is useful to investors as it provides measures to compare cash provided by operating activities excluding operating working capital after deduction of capital expenditures and investments across periods on a consistent basis. The Company believes that underlying production is useful to investors to compare production excluding Libya and the full impact of closed and planned dispositions on a consistent go-forward basis with peer companies. The Company believes that production per debt-adjusted share is useful to investors as it provides a consistent view of production on a total equity basis by converting debt to equity and allows for comparisons across peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	1Q18				1Q17
	Pre-tax	Income	After-	Per share of	Pre-tax	Income	After-tax	Per share of
		tax	tax	common stock		tax		common stock
				(dollars)				(dollars)
Earnings			$ 888	0.75			586	0.47
Adjustments:
Premiums on early debt retirement	206	(13)	193	0.16	-	-	-	-
Unrealized loss on CVE equity	116	1	117	0.10	-	-	-	-
Pending claims and settlements	(135)	65	(70)	(0.06)	-	-	-	-
Impairments	10	(2)	8	0.01	225	(82)	143	0.12
Pension settlement expense	-	-	-	-	60	(17)	43	0.03
Restructuring	-	-	-	-	27	(8)	19	0.02
Tax adjustment related to Canadian disposition	-	-	-	-	-	(996)	(996)	(0.80)
Rig termination	-	-	-	-	43	(15)	28	0.02
Adjusted earnings / (loss)			$ 1,136	0.96			(177)	(0.14)

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Andy O’Brien, 281-293-5000 (investors)
andy.m.obrien@conocophillips.com